Exhibit 1(ii)(b)

Addendum to

Selling and Services Agreement for

ELECTRONIC SIGNATURE USE

This is an Addendum to the Distribution Agreement for Registered Annuity Contracts (the “Agreement”) between CMFG Life Insurance Company and MEMBERS Life Insurance Company (together referred to as “CUNA Mutual”) and CUNA Brokerage Services, Inc. (“General Agent” and “Broker Dealer“, referred to as “Broker Dealer” in this Addendum) pursuant to which, Broker Dealer Company is authorized to sell products of CUNA Mutual and provide services in connection with such sales activities. This Addendum is incorporated into and made a part of that Agreement.

Broker Dealer has adopted a process by which clients may authorize certain account-related transactions or requests, in whole or in part (“Transactions”), evidenced by an electronic signature, as that term is defined by the federal Electronic Signature in Global and National Commerce Act, 15 U.S.C. 7001 et seq., the Uniform Electronic Transactions Act as promulgated by the Uniform Conference of Commissioners on Uniform State Law in July 1999 and adopted by California and applicable rules, regulations or guidance relating to use of electronic signatures issued by the U.S. Securities and Exchange Commission and Financial Industry Regulatory Authority (“Electronic Signature”). Broker Dealer intends to use electronic signatures on applications and other documents materials sent to CUNA Mutual in connection with transactions covered by the Selling and Services Agreement.

As consideration for CUNA Mutual agreeing to accept electronic signatures Broker Dealer represents:

●	That it shall incorporate a commercially accepted user authentication process to verify the identity of the individual(s) completing the Electronic Signature ceremony.

●	That it shall comply with all state and federal laws and regulations related to the use of Electronic Signatures as they apply to the Transactions.

●	That it is solely responsible for the maintenance of all information, images, documents and metadata related to any documents which are electronically signed.

●	That it shall transmit documents to CUNA Mutual via Web Services API or Document Upload with Digital Certification intact to evidence that documents remain unaltered from the time of electronic signature.

●	That it will limit acceptance of electronically signed client instructions to requests which include an unbroken Digital Certificate.

●	That it will provide a copy of each Electronic Signature with the applicable application or instruction and to provide further evidence supporting any Electronic Signature upon reasonable request.

●	That it understands CUNA Mutual reserves the right, in its sole discretion, to refuse to accept certain documentation for electronic signature.

IN WITNESS WHEREOF, CUNA Mutual and Broker Dealer have caused this Addendum to the Agreement(s) to be executed by their duly-authorized representatives on the date set forth below.

CUNA Brokerage Services, Inc. (Broker Dealer)

By:

Name:	Rob Comfort 08/27/2020

Title:	President

CMFG Life Insurance Company (CUNA Mutual)

By:

Name:	Martin Powell 08/27/2020

Title:	VP, National Sales - Retail

MEMBERS Life Insurance Company (CUNA Mutual)

By:

Name:	Martin Powell 08/27/2020

Title:	VP, National Sales – Retail